Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 29, 2026, relating to the financial statements of American Drive Moderate Allocation Portfolio and American Drive Aggressive Allocation Portfolio, each a series of American Drive Variable Insurance Trust, as of September 2, 2026, and to the references to our firm under the heading “Independent Registered Public Accounting Firm and Financial Statements” in the Prospectus and Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Philadelphia, Pennsylvania

September 29, 2026